EXHIBIT 10.18
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                           RESTRICTED STOCK
                            AWARD AGREEMENT


1.   Award

           Subject to the terms and conditions of the Ampersand Medical Corporation 1999 Equity Incentive Plan (the "Plan"), a copy of which has been attached hereto, the Board of Directors of the company hereby grants to David A. Fishman, M.D. a restricted stock award of 50,000 shares of common stock

2.   Grant Date

           The grant date of the award is August 10,1999.

3.   Valuation

           The Board has determined that the fair market value of the award is $0.4063 per share representing a total value of $20,315.00 for the 50,000 shares granted.

4.   Restrictions

           One-half (25,000 shares) of the award shall vest on August 16, 1999; the remaining one-half (25,000 shares) of the award shall vest on May 31, 2000. The Company shall retain the certificates representing the unvested restricted shares and shall transfer to Dr. Fishman certificates representing the respective number of shares, which immediately vest. The Company shall transfer the certificates representing the unvested shares to Dr. Fishman at the end of the vesting period.

5.   Transferability

           Except as provided in Article 8 of the Plan, the shares of stock granted hereunder may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of each applicable period of restriction specified in Section 4 of this Award Agreement, or upon the earlier occurrence or satisfaction of any other condition, as specified by the Board in Section 7 of this Award Agreement Shares of restricted stock shall become freely transferable, subject to registration requirements of the Securities Act of 1933 (the "Act"), after the last day of the applicable restriction period.

6.   Registration

           The restricted shares granted under this Award Agreement have not been registered under the Act, as amended, or under the securities laws of any state. The shares are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Act and applicable state securities laws pursuant to registration or exemption therefrom. The Company will use its best efforts to file a registration statement under the Act covering the granted shares as soon as practicable, but in no case later then April 1, 2001.



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7.   Other Provisions

           In the event that the Company is sold or undergoes a change in control, as defined in Section 5 of the Consulting Agreement (the "Consulting Agreement") between Ampersand Medical Corporation and David A Fishman, M.D. effective as of June 1, 1999, at any time prior to the end of the vesting periods specified in Section 4, all remaining unvested restricted stock shall become fully vested. The Company will immediately transfer the certificates representing such shares to Dr. Fishman.



                              SIGNATURES


_____________________________ 9/1/99   _______________________ 10/12/99
Ampersand Medical Corporation Date     David A. Fishman, M.D.  Date
Leonard R. Prange
President                              By signing a copy of this
agreement, I acknowledge that I have read the Plan, and that I fully understand all of my rights under the Plan, as well as all of the terms and conditions, which may limit my eligibility to exercise this grant.